Exhibit 99.1

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483.2000 www.sjm.com

Contacts:	Angela Craig	Kathleen Janasz
Investor Relations	Media Relations
(651) 481-7789	(651) 415-7042

St. Jude Medical Announces Preliminary Fourth Quarter 2006 Results

ST PAUL, Minn. – January 8, 2007 – St. Jude Medical, Inc., (NYSE: STJ) today announced preliminary results for the fourth quarter ended December 31, 2006.

The Company will report net sales of approximately $864 million for the fourth quarter of 2006, an increase of more than 9% compared to the fourth quarter of 2005 and approximately $20 million above current analysts’ consensus revenue estimates. The Company also expects consolidated fourth quarter earnings per share to be approximately $0.42, which includes a benefit related to the recently approved research and development tax credit for the first nine months of 2006 of approximately $0.03 per share.

Fourth quarter sales of implantable cardioverter defibrillators (ICDs) were $289 million, toward the upper end of the previously issued guidance range.

Pacemaker sales for the fourth quarter were $246 million, up approximately 6% over the fourth quarter of 2005.

Atrial Fibrillation (AF) product sales for the fourth quarter were approximately $91 million, a more than 26% increase over the fourth quarter of 2005.

Sales of neuromodulation products for the fourth quarter were approximately $50 million, a 16% increase over pro-forma sales of neuromodulation products in the fourth quarter of 2005.

Fourth quarter sales of Cardiology and Cardiac Surgery products were $117 million and $71 million respectively, both above previously issued guidance ranges. Within the category of Cardiology products, sales of Angio-Seal products came in at $87 million for the fourth quarter.

Commenting on preliminary fourth quarter 2006 results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “We are very pleased with these preliminary results, which reflect the strength of our multiple product platforms and further underscore the benefits of our diverse growth program. We have a strong team and state of the art products in place, which we believe position us for an exciting 2007.”

The Company will release its final fourth quarter results on January 25 at 6:30 a.m. Central Time. This press release will be followed by a conference call for analysts beginning at 7:30 a.m. Central Time. The conference call will be broadcast live on the St. Jude Medical website at www.sjm.com. At that time, the Company will provide EPS guidance for the first quarter and full year 2007. The Company is generally comfortable with the current consensus EPS estimate for 2007 of $1.72.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 11,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, regulatory approvals, anticipated future product launches, revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on March 16, 2006 (see Item 1A on pages 15-21) and in the Company’s Quarterly Reports on Form 10-Q filed on August 7, 2006 (see Item 1A on page 32) and November 7, 2006 (see pages 31-32). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.